SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

(Exact name of registrant as specified in its charter)

UNION BANKSHARES, INC.

(State or other jurisdiction of incorporation) Vermont	(Commission File Number) 001-15985	(IRS Employer Identification Number) 03-0283552

(Address of principal executive offices) 20 Lower Main St., P.O. Box 667 Morrisville, VT	(Zip Code) 05661-0667

Registrant's telephone number, including area code: (802) 888-6600

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)-(c)	Not applicable.

(d)

At the annual meeting of shareholders of Union Bankshares, Inc. on May 21, 2008, all eight incumbent directors of Union Bankshares, Inc. were reelected to serve a one year term. In addition, Schulyer W. Sweet, a director of Union Bankshares' subsidiary, Union Bank and a Littleton, New Hampshire businessman was also elected to serve a one year term. David Silverman, Senior Vice President and Senior Lending Officer of Union Bank was appointed by the Union Bankshares' Board as a Vice President of the Company.

(e)

On May 21, 2008, the shareholders of Union Bankshares, Inc. approved the 2008 Incentive Stock Option Plan of Union Bankshares, Inc. and Subsidiary (the "Plan") The Plan was filed as Exhibit 10.1 to the Form 8-K of April 10, 2008. The Plan replaces the Company's 1998 Incentive Stock Option Plan, which expired at the May 21, 2008 annual shareholder meeting. Like the 1998 Plan, the new Plan authorizes the Board of Directors to grant to key employees of the Company and/or its subsidiary or subsidiaries stock options intended to qualify as "incentive stock options" under Section 422 A of the Internal Revenue Code as amended.

Subject to antidilution adjustments, 50,000 shares of the Company's common stock have been reserved for issuance under the Plan. Option grants will be subject to provisions typical for incentive stock options, such as a requirement that the option exercise price be at least equal to the fair market value of the underlying shares on the date of grant. In addition, the Plan requires that the optionee remain in the Company's employ for twelve months after the date of grant before the option becomes exercisable, subject to early vesting in the case of retirement, death or disability. The Plan will be administered by a Committee consisting of the non-employee directors.

No options have yet been issued under the new plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Union Bankshares, Inc.

May 27, 2008	/s/ Kenneth D. Gibbons

Kenneth D. Gibbons,
President/Chief Executive Officer

May 27, 2008	/s/ Marsha A. Mongeon

Marsha A. Mongeon
Treasurer/Chief Financial Officer